Amended and Restated Free Writing Prospectus

Filed pursuant to Rule 433
Dated March 27, 2017

Relating to Pricing Supplement No. 1,434
dated March 27, 2017 to
Registration Statement No. 333-200365

Global Medium-Term Notes, Series I

CAD750,000,000 Floating Rate Senior Notes Due 2020

Issuer:	Morgan Stanley
Principal Amount:	CAD750,000,000
Maturity Date:	December 29, 2020
Trade Date:	March 27, 2017
Original Issue Date (Settlement):	March 31, 2017 (4 New York business days after the Trade Date)
Interest Accrual Date:	March 31, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	CAD748,125,000
Base Rate:	3-month CDOR – Bloomberg Professional Service “CDOR03” Screen
Spread (plus or minus):	Plus 0.70%
Index Maturity:	Three months
Index Currency:	Canadian dollar (“CAD”)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 29, June 29, September 29 and December 29, commencing June 29, 2017
Day Count Convention:	Actual/365
Optional Redemption:	The Issuer may, at its option, redeem the notes, in whole but not in part, on December 29, 2019, on at least 15 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Initial Interest Rate:	Base Rate plus 0.70% (to be determined by the Calculation Agent at 10:00 a.m. Toronto time on the Settlement Date)
Initial Interest Reset Date:	June 29, 2017
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	Canadian dollar (“CAD”)
Minimum Denomination:	CAD100,000 and integral multiples of CAD1,000
Business Days:	Toronto and New York
Listing:	None
Calculation Agent:	BNY Trust Company of Canada
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”). MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement dated January 11, 2017

Prospectus dated February 16, 2016